SoCal Harvest, Inc.

6755 Mira Mesa Blvd., Ste 123, #187

San Diego, CA 92121

858-999-5818

MarkBotsford2@Gmail.com

Fruit Tree Owner Intake Agreement

Name:

Address (include zip please):

Phone Number:

Email:

This agreement is between SoCal Harvest, Inc. ("Harvesters") and _______________ ___________________ ("Owner"). We enter into this agreement to allow Harvesters to pick fruit from Owner's fruit tree(s) and bushes.

1.	What kind and how many fruit tree(s) do you have?

Type of Fruit Tree	Number of Trees

2.	Did you spray the tree? (Natural products like clay and oil are OK; no chemicals and no regular tree services.)

3.	How tall is(are) the tree(s)?

4.	Tree health:
i.	Is it infested? (If so, with what?)

ii.	Did you eat the fruit last year?

5.	Fruit ripeness and quantity:

a.	When do you expect it be ripe?
Fruit Trees	Expectation of Ripeness

b.	When was it ripe last year? (approximately)
Fruit Trees	Ripe date last year approximately

c.	How much does each fruit tree produce? (we would like to have a minimum of approximately 200 pounds of fruit to pick if possible)
Fruit Trees	Amount of Fruit Produced

d.	Is it ripe now?
Fruit Trees	Ripe Now (Y or N)

e.	How dense does it look?
Fruit Trees	Approximate Density of Fruit

f.	How many grocery bags do you estimate per type of Fruit Tree?
Fruit Trees	Amount of Grocery Bags per Tree

6.	Accessibility. (Flat or hilly? Locked gate? Dog? Any other barriers to picking?)
a.

7.	Check one of the following:

a.__ It is ok for Harvesters to enter the yard when Owner is not home. If owner is not home, Harvesters should [describe procedures, such as "close the gate behind them”]_________________

b. __ Harvesters should enter the yard only when Owner is at home.

8.	Are you able to help Harvesters pick the fruit?

a.	__Yes
b.	__ No

9.	Harvesters will follow these rules when in Owner's yard: [describe rules, such as "Harvesters will not smoke;" "Harvesters will not make unnecessary noise while in the yard;" "Harvesters will take care to not damage flower beds or break any branches of the fruit trees."]

a.	__________________________________________

10.	Harvesters, as consideration for the right to harvest fruit from Owner's tree(s), agree not to make a claim against or sue Owner for injury, loss, or damage that occurs during fruit harvest and/or consumption of Owner's fruit, including injury, loss, or damage arising from the negligence of Owner. Harvesters agree to indemnify, hold harmless, and defend Owner from all claims, liability, or demands that Harvesters or any third party may have or in the future make against Owner for injury, loss, or damage arising from harvesting and/or consuming fruit from Owner's trees, including from food-borne illness.

11.	When Harvesters leave the property with the harvested fruits Harvesters will allow you to see the harvested fruit and will also take a photo of the fruits. Harvesters will weigh one of the bags (for each type of fruit) and then estimate the amount of fruit based on that weight times the number of bags filled.

For agreeing to allow us to pick the fruit from your Fruit Trees we agree to pay you ___% of the sellable fruit that was harvested from your property, no later than ___ days after the sale of the harvested Fruit. Instead of an all cash payment the Company may also leave you with a portion of the fruit that is harvested and deduct that from the sellable fruit total.

I.	Leave Fruit _____ (Y or N)

Fruit Trees	How many pounds of fruit to leave

	Harvesters	Owner(s)
Name	____________________	___________________________
Signature	_____________________	___________________________
Date	____________________	__________________________
	Co-Owner Signature	___________________________
	Date	___________________________